Filed pursuant to Rule 424(b)(3)
Registration No. 333-184944

PROSPECTUS SUPPLEMENT NO. 6

15,167,448 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no. 6 supplements and amends the prospectus dated May 3, 2013, as amended, which constitutes part of our registration statement on Form S-1 (No. 333-184944) relating to up to 15,167,448 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our current report on Form 8-K, filed January 31, 2014.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 31, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014 (January 6, 2014)

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

        On January 7, 2014, Guided Therapeutics, Inc. announced the appointment of Gene Cartwright, 59, as Chief Executive Officer of the Company, effective January 6, 2014.  He was named to the board of directors effective January 30, 2014. Pursuant to an employment agreement dated January 6, 2014  with the Company, Mr. Cartwright will receive a salary of $300,000 per year in addition to usual and customary Company benefits. The agreement provides for a one-year term with automatic renewals for successive one-year terms. Mr. Cartwright was also awarded 2,000,000 shares of restricted stock pursuant to the Company’s Equity Plan. Five-Hundred Thousand shares will vest when the Company’s Common Stock closes above $1.50 for 30 consecutive trading days and 500,000 shares will vest upon the one year anniversary of that date. Five-Hundred Thousand shares will vest when the Company’s Common Stock closes above $2.50 for 30 consecutive trading days and 500,000 shares will vest upon the one year anniversary of that date. The vesting of shares is subject to continued employment on each vesting date. He also will be eligible to receive an annual cash incentive bonus of up to $150,000. The agreement provides for a one-year severance (base salary and health benefits) payable upon termination without cause or resignation for good reason, or the Company's failure to renew the employment term, as well as customary restrictive covenants in favor of the Company.

      Mr. Cartwright brings over 30 years of experience working in the IVD diagnostics industry. He joins the Company from Omnyx, LLC, a joint venture between GE Healthcare and the University of Pittsburgh Medical Center, where, as CEO for over four years he founded and managed the successful development of products for the field of Digital Pathology. Prior to his work with Omnyx, LLC, he was President of Molecular Diagnostics for GE Healthcare. Prior to GE, he was Divisional Vice President/General Manager for Abbott Diagnostics' Molecular Diagnostics business. In his 24 year career at Abbott, he also served as Divisional Vice President for U.S. Marketing for five years.

      Mr. Cartwright replaces Mark L. Faupel who was named Chief Scientific Officer of the Company.

      On October 15, 2013, Michael James, 55, was elected Chairman of the Board of Directors of the Company. He replaced Ron W.  Allen, who is retiring from the board January 31, 2014.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene Cartwright
By: Gene Cartwright
Chief Executive Officer

Date: January 31, 2014

3